Exhibit 99.2

CXAPP INC.

(formerly known as KINS Technology Group Inc.)

August 14, 2026

Notice to Warrant Holders

Dear Warrant Holder:

This notice is delivered pursuant to Section 4.5 of that certain Warrant Agreement, dated as of December 14, 2020 (the “Warrant Agreement”), by and between KINS Technology Group Inc. (n/k/a CXApp Inc., the “Company”) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant Agreement.

The Company hereby notifies you that, on August 14, 2026, the Company filed a Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock at a ratio of 1-for-50 (the “Reverse Stock Split”). The Reverse Stock Split will become effective at 12:01 a.m. Eastern Time on August 18, 2026 (the “Effective Date”).

The Reverse Stock Split was previously approved by the stockholders of the Company at the annual meeting of stockholders held on June 16, 2026.

Prior to the Effective Date, each whole Warrant entitles the holder thereof to purchase one (1) fully paid and non-assessable share of Common Stock at a Warrant Price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

In accordance with Sections 4.2 and 4.3 of the Warrant Agreement, as a result of the Reverse Stock Split, the following adjustments shall be made to the Warrants, effective as of the Effective Date:

●	Number of Shares Issuable Upon Exercise. The number of shares of Common Stock issuable upon the exercise of each whole Warrant shall be decreased in proportion to the decrease of the number of issued and outstanding shares of Common Stock resulting from the Reverse Stock Split. Accordingly, each whole Warrant shall be exercisable for one-fiftieth (1/50) of a share of Common Stock.

●	Warrant Price. The Warrant Price shall be adjusted by multiplying the Warrant Price in effect immediately prior to the Effective Date ($11.50) by a fraction, (x) the numerator of which is the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment (one (1)), and (y) the denominator of which is the number of shares of Common Stock so purchasable immediately thereafter (one-fiftieth (1/50)), resulting in an adjusted Warrant Price of $575.00 per share.

Pursuant to Section 4.6 of the Warrant Agreement, no fractional shares of Common Stock shall be issued upon exercise of the Warrants. If, by reason of the foregoing adjustment, a holder would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the holder.

This notice is being delivered in accordance with Sections 4.5 and 9.2 of the Warrant Agreement.

If you should have any questions, please do not hesitate to contact Khurram Sheikh, Chairman and Chief Executive Officer of the Company, at Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, California 94306.

Very truly yours,

CXAPP INC.

By:
Name:	Khurram P. Sheikh
Title:	Chairman and Chief Executive Officer